Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 75 to the Registration Statement on Form N–1A of The North Carolina Capital Management Trust: Government Portfolio of our report dated August 11, 2023, relating to the financial statements and financial highlights, which appears in the above referenced fund’s Annual Report to Shareholders on Form N-CSR for the year ended June 30, 2023.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 21, 2023